SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

July 31, 2016
Amended as of June 3, 2019

Rice Hall James & Associates, LLC
600 West Broadway
Suite 1000
San Diego, California 92101

Ladies and Gentlemen:

As you are aware, BNY Mellon Strategic Funds, Inc. (the "Company") desires to employ the capital of one of its series, BNY Mellon Select Managers Small Cap Growth Fund (the "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company's Board. The Company employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Fund's sub-investment adviser with respect to that portion of the Fund's assets which may be assigned to you from time to time (the "sub-advised assets").

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Company. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Company's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management in accordance with the Fund's investment objective, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you. In connection therewith, you (i) will obtain and provide investment research and supervise the Fund's investments with respect to the sub-advised assets and (ii) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution with brokers or dealers. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services. You may pay to brokers and dealers, in return for such research and analysis, a higher commission than may be charged by other brokers and dealers, subject to your good faith determination that such commission is reasonable in terms either of the particular transaction or of your overall responsibility to the Fund, the Company and your other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Company's Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers that are affiliated with you, the Adviser, the Fund's principal underwriter or other sub-advisers to the Fund if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Company's Rule 17e-1 procedures. In no instance may portfolio securities be purchased from or sold to you, the Adviser, any other sub-adviser to the Fund, the Fund's principal underwriter or any person affiliated with you, the Adviser, any other sub-adviser to the Fund, the Fund's principal underwriter or the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act of 1940, as amended, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent. You are authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Fund or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the Fund's assets. The Adviser shall furnish you with copies of the Fund's Prospectuses, Statements of Additional Information and shareholder reports. You will be provided the opportunity to review and approve any description of you set forth in the Fund's Prospectus, Statement of Additional Information and shareholder reports.

You will furnish to the Adviser or the Company such information, with respect to the investments which the Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Company may reasonably request. The Company and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Company or the Adviser from time to time such information as you may believe appropriate for this purpose. In connection therewith, you will notify the Adviser if you become aware of any securities litigation class actions or settlements affecting the investments which the Fund may hold or may have held in the sub-advised assets. Upon reasonable request, you will make available your officers and employees to meet with the Company's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of the Fund for the sub-advised assets, and will furnish the Company's Board and the Adviser with such periodic and special reports as the Company's Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for the Company or the Adviser are the property of the Company or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Company or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Company or the Adviser any records which you maintain for the Company or the Adviser upon request by the Company or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. You will promptly notify the Company's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Company in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act of 1940, as amended. Such assistance shall include, but not be limited to, (i) providing the Company's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Company's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act of 1940, as amended, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended; (iii) facilitating and cooperating with the Company's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Company's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Company's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Company's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Company, in a form satisfactory to the Company, to be relied upon by the Company's officers certifying the Company's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act of 1940, as amended.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Company is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto. The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of the Fund's net sub-

advised assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.

Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. You agree to monitor the sub-advised assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser or the Company's Valuation Committee, you agree to provide additional reasonable assistance to the Adviser, the Company's Valuation Committee and the Fund's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser's or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Company to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

It is also understood that (i) you shall be prohibited from consulting with any other sub-adviser to the Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act of 1940, as amended, any sub-adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940, as amended, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets of the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. In no event will you have any responsibility for any other series of the Company, for any portion of the Fund's assets not managed by you or for the acts or omissions of any other sub-adviser to the Company or the Fund. In particular, in the event that you manage only a segment of the Fund's assets, you shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole, or for the Fund failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), if the securities and other holdings of the segment of the Fund's assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Company or a separate regulated investment company under the Code, unless such violation was due to your failure to comply with written guidelines adopted by the Company or the Adviser and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely for the Company and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the "Reapproval Date" set forth on Schedule 1 hereto, and thereafter shall continue automatically for successive annual periods ending on the "Reapproval Day" of each year set forth on Schedule 1 hereto, provided such continuance is specifically approved at least annually by (i) the Company's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Company's Board members who are not "interested persons" (as defined in said Act) of the Company or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser on not more than 60 days' notice to you, (ii) by the Company's Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to you, or (iii) by you on not less than 90 days' notice to the Company and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act or the Investment Advisers Act of 1940, as amended) and you shall be notified by the Company and the Adviser, or you shall notify the Company and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement"). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

You agree to promptly notify the Adviser if you intend to manage the sub-advised assets in a manner that would cause the Fund (as if the Fund was comprised solely of the sub-advised assets) to not qualify for exclusion from the definition of a "commodity pool operator" pursuant to Regulation 4.5 under the Commodity Exchange Act of 1974, as amended. You further agree not to manage the sub-advised assets in such manner until approved by the Adviser in writing.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/James Bitetto Name: James Bitetto Title: Secretary
Accepted:

Rice Hall James & Associates, LLC

By:/s/Thao Buhoan Name:Thao Buhoan Title: President & COO

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

.40%	November 30, 2019	November 30th